Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for Its Second Quarter Ended September 30, 2015

MCLEAN, Va., Oct. 28, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the "Company") today announced earnings for its second quarter ended September 30, 2015. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2015	June 30, 2015	Change	% Change
For the Quarter Ended:
Total investment income	$ 13,740	$ 12,706	$ 1,034	8.1%
Total expenses, net	(7,717)	(7,543)	(174)	2.3
Net investment income	6,022	5,163	859	16.6
Net investment income per common share	0.20	0.17	0.03	16.6
Cash distribution per common share	0.19	0.19	—	—
Net realized (loss) gain	(2,740)	199	NM	NM
Net unrealized (depreciation) appreciation	(3,393)	3,197	NM	NM
Net increase in net assets resulting from operations	(110)	8,559	NM	NM
Weighted average yield on interest-bearing investments	12.7%	12.6%	0.1%	0.8
Total dollars invested	$ 22,719	$ 17,326	$ 5,393	31.1
Total dollars repaid	7,194	5,548	1,646	29.7

As of:
Total investments, at fair value	$ 490,635	$ 481,243	$ 9,392	2.0%
Fair value, as a percentage of cost	92.6%	93.0%	(0.4)%	(0.4)
Net assets	$ 273,968	$ 279,754	$ (5,786)	(2.1)
Net asset value per common share	9.05	9.24	(0.19)	(2.1)
Number of portfolio companies	35	34	1	2.9

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended September 30, 2015, the following significant events occurred:

  Portfolio Activity:
    Invested $20.9 million through a combination of secured first lien debt and preferred equity in one new portfolio company and acquired a $13.0 million secured second lien debt investment in one new portfolio company as part of a restructuring and sale of an existing portfolio company.
    Exited one investment, which resulted in the repayment of $1.8 million of preferred equity at cost and dividend income of $1.5 million.
  Recurring Distributions: Paid monthly cash distributions to common and preferred stockholders for each of July, August, and September 2015. The Company paid $0.0625 per common share, per month; $0.1484375 per share, per month for the Company's 7.125% Series A Cumulative Term Preferred Stock ("Series A Term Preferred Stock"); $0.140625 per share, per month for the Company's 6.75% Series B Cumulative Term Preferred Stock ("Series B Term Preferred Stock"); and $0.135417 per share, per month for the Company's 6.50% Series C Cumulative Term Preferred Stock ("Series C Term Preferred Stock").

Second Quarter Results: Net Investment Income for the quarters ended September 30, 2015 and June 30, 2015, was $6.0 million, or $0.20 per share, and $5.2 million, or $0.17 per share, respectively, an increase of 16.6%. The increase in net investment income for the quarter ended September 30, 2015, as compared to the prior quarter, was primarily due to a $1.0 million increase in investment income driven by a higher weighted-average outstanding balance of our interest bearing portfolio during the quarter ended September 30, 2015. This increase was partially offset by a $0.2 million increase in net expenses, primarily as a result of preferred stock dividend expense on the Series C Term Preferred Stock issued in May 2015.

Net Asset Value per share for the quarter ended September 30, 2015 decreased to $9.05, as compared to $9.24 as of June 30, 2015. The quarter over quarter decrease was primarily due to a $2.7 million realized loss, largely due to the restructuring and subsequent sale of one of our portfolio companies, as well as $3.4 million in net unrealized depreciation on investments recorded during the period.

Subsequent Events: After September 30, 2015, the following significant events occurred:

  Regular Distributions and Dividends Declared: On October 13, 2015, our Board of Directors declared the following monthly cash distributions and dividends:
Record Date	Payment Date	Distribution per Share of Common Stock	Dividend per Share of Series A Term Preferred Stock	Dividend per Share of Series B Term Preferred Stock	Dividend per Share of Series C Term Preferred Stock
October 26, 2015	November 4, 2015	$ 0.0625	$ 0.1484375	$ 0.140625	$ 0.135417
November 17, 2015	November 30, 2015	0.0625	0.1484375	0.140625	0.135417
December 18, 2015	December 31, 2015	0.0625	0.1484375	0.140625	0.135417
Total for the Quarter:		$ 0.1875	$ 0.4453125	$ 0.421875	$ 0.406250

Conference Call: The Company will hold its earnings release conference call on Thursday, October 29, 2015, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 29, 2015. To hear the replay, please dial (855) 859-2056 and use the playback conference number 61206065. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through December 29, 2015.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 123 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the period ended September 30, 2015, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.